Filed pursuant to Rule 433
Registration Statement No. 333-148982

This handout is being used for discussions with various media outlets.

BIBLICAL PROPHECY FULFILLED BEFORE YOUR EYES

ISRAEL DISCOVERS OIL?
ACCORDING TO MOSES IT WAS HERE ALL THE TIME

The mission of Zion Oil & Gas is to assist in the restoration of Israel by discovering a domestic source of oil and gas, helping to ensure the nation’s political and economic independence.

“Moses wandered the Middle East for forty years and settled in the only place with no oil.” Israel’s inside joke may have had its last laugh. According to several Bible scholars and some prominent oil experts, Israel may be sitting on a mother-lode of petroleum.

Far more remarkable, according to several Bible scholars the Bible actually foretells of a vast oil reserve, to be discovered in Israel in the “Last Days.” Today science appears to confirm faith, as oil geologists 'verify' ancient prophecy: Israel will “suck of the abundance of the seas and of treasures hid in the sand.”

Talking Points

•	The 27 year process, laying the groundwork for an oil company in Israel that began with Brown hearing the biblical prophecy of Israel’s oil and his first visit to Israel.
•	John Brown left a $200,000-a-year job as executive at an industrial tool company in Michigan search for oil in Israel.
•	Zion Board is composed of Christians, Jews, Americans and Israelis
•	Zion Oil owns a 162,000 acre oil exploration license in northern Israel
•	Results of Zion’s drilling efforts thus far
•	Drilling of the Ma’Anit Rehoboth II well, to commence in fall 2008
•	Biblical prophecies reveal where Israel’s oil is located
Hot Topic Tags: Oil, Israel, Biblical Prophecy, Middle East, Zionist, Publicly traded company built on scripture, Oil investments

Credentials: John Brown, Zion Oil’s founder and chairman since the company’s organization in April 2000. Mr. Brown has extensive management, marketing and sales experience, serving as corporate director of purchasing at GTE Valeron from 1966 to 1986, and as corporate director of procurement at Magnetek, Inc. during 1988-89. Mr. Brown is also an officer and principal owner of M&B Holding Inc.

Availability: Nationwide by arrangement and via telephone or e-mail
Contact: Matt Dickerson, (918)619-3837, matt@zionoil.com

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NOTICE:

This communication shall not constitute an offer to sell or the solicitation of an offer to buy Units of Zion's securities, which may only be by prospectus, nor shall there be any sale of the Units in any state or country in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state or country.

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding the closing of the offering, the timing and results thereof, Zion’s planned operations, potential results thereof and potential effects of those results on the market for Zion's securities and returns on investments in those securities, are forward-looking statements as defined in the "Safe Harbor'' provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's Prospectus and its periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.